Exhibit 99.1

Marathon Digital Holdings Reports Fourth Quarter and Fiscal Year 2023 Results

-	Revenues Increase 229% to a Record $388 Million in 2023
-	Net Income Improves to $261.2 Million, or $1.06 per Diluted Share, in 2023
-	Adjusted EBITDA Improves to $419.9 Million in 2023
-	BTC Production Increases 210% to a Record 12,852 in 2023

Fort Lauderdale, FL – February 28, 2024 – Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), a leader in supporting and securing the Bitcoin ecosystem, reported its financial and operational results for the fourth quarter and fiscal year ended December 31, 2023.

Fiscal Year 2023 Financial and Operational Highlights

-	Energized hash rate increased 253% to 24.7 EH/s in 2023 from 7.0 EH/s in 2022
-	Bitcoin production increased 210% to a record 12,852 BTC in 2023 from 4,144 BTC in 2022
-	Revenues increased 229% to a record $387.5 million in 2023 from $117.8 million in 2022
-	Net income improved to a record $261.2 million, or $1.06 per diluted share, from a net loss of $694 million, or $(6.12) per diluted share, in 2022
-	Adjusted EBITDA improved to a record $419.9 million in 2023 from a loss of $543.4 million in 2022
-	Combined unrestricted cash and cash equivalents and bitcoin increased to $997.0 million as of December 31, 2023
-	Debt reduced by 56% to $331 million from $748 million, at a 21% discount to par, resulting in $101 million, or $0.55 per share, in cash savings
-	Fleet efficiency improved 21% to 24.5 J/TH (joules per terahash) from 30.9 J/TH
-	Entered into an agreement to acquire two data centers, increasing mining portfolio to more than 900-megawatts of capacity, 45% of which resides on sites now directly owned by the Company
-	Bitcoin mining portfolio diversified across 11 sites on three continents as of December 31, 2023

Management Commentary

“2023 was a record-breaking year for Marathon, during which we achieved our primary objectives of energizing our fleet of previously purchased mining rigs and optimizing our performance,” said Fred Thiel, Marathon’s chairman and CEO. “In 2023, we grew our hash rate 253% to 24.7 exahash; we improved our fleet efficiency 21% to 24.5 joules per terahash; and, we increased our Bitcoin mining portfolio to over 900 megawatts of total capacity, diversified across 11 different sites on three continents.

“We produced a record 12,852 bitcoin in 2023 and drove a 230% increase in revenue to a record $387.5 million for the fiscal year. With 15,126 bitcoin on our balance sheet at year-end, our bottom line benefitted substantially from the adoption of the new FASB fair value accounting rules. But even without these accounting changes, we would have produced positive net income of approximately $33 million, or $0.17 per diluted share, in 2023. The year was capped with a record fourth quarter, during which we produced 4,242 bitcoin, surpassing all of fiscal 2022’s production, and generated $156.8 million in revenue, a 452% increase year-over-year.

“In 2024, we plan to grow our hash rate to approximately 35 to 37 exahash. By the end of 2025, we plan to be at 50 exahash, which is approximately double our current capacity. With orders for 22 exahash of miners already placed and options to add an additional 23 exahash to these orders, we believe there may be opportunities to accelerate our growth targets.

“Today, Marathon is one of the largest Bitcoin miners in North America, and whether it be financially, operationally, or technologically, we believe we are setting the pace for this industry. Given our momentum, our strong balance sheet, and the differentiators we are building with our technology stack, we are optimistic that the most exciting times for our organization are still to come.”

Fourth Quarter 2023 Production Highlights

	Year-over-year Comparison			Quarter-over-quarter comparison
Metric	Q4 2023	Q4 2022	% Δ	Q4 2023	Q3 2023	% Δ
BTC Produced	4,242	1,562	172%	4,242	3,490	22%
Average Bitcoin Produced per Day	46.1	17.0	172%	46.1	37.9	22%
Share of available miner rewards[1]	4.4%	1.8%	141%	4.4%	4.0%	11%
Energized Hash Rate (EH/s)[2]	24.7	7.0	319%	24.7	19.1	29%
Average Operational Hash Rate[3] (EH/s)	19.4	N/A		19.4	14.2	37%
Installed Hash Rate (EH/s)[4]	25.2	7.0	260%	25.2	23.1	9%

1. Defined as the total amount of block rewards including transaction fees that Marathon earned during the period divided by the total amount of block rewards and transaction fees awarded by the Bitcoin network during the period.
2. Defined as the amount of hash rate that could theoretically be generated if all miners that have been energized are currently in operation including miners that may be temporarily offline. Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.
3. Defined as the average hash rate that was actually generated during the month from all operational miners. All figures are estimates and are rounded.
4. Defined as the sum of energized hash rate (see above) and hash rate that has been installed but not yet energized. Hash rates are estimates based on the manufacturers’ specifications. All figures are rounded.

Fourth Quarter 2023 Financial Results

Net income improved to $151.8 million, or $0.66 per diluted share, during the three months ended December 31, 2023, from a net loss of $391.6 million, or $(3.13) per diluted share, in the same period last year. Excluding the impact of the newly adopted FASB fair value accounting rules, ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets, which requires the on-going measurement of crypto assets to fair value, net loss would have been approximately $5.0 million, or $(0.02) per diluted share, during the three months ended December 31, 2023.

Revenues increased 452% to $156.8 million in the fourth quarter of 2023 from $28.4 million in the fourth quarter of 2022. The increase in revenue was driven by a 172% increase in bitcoin production year-over-year, coupled with 101% higher average bitcoin prices during the period.

The Company sold 56% of the bitcoin it produced during the quarter to fund operating costs.

There were no impairments in the fourth quarter of 2023, compared to total impairments of $376.0 million in the fourth quarter of 2022. Fourth quarter 2022 impairments included a $332.9 million impairment of mining equipment and advances to vendors, a $26.4 million impairment of digital assets, and a $16.7 million impairment of deposits due to vendor bankruptcy filing.

Gains on digital assets were $213.6 million during the fourth quarter of 2023, compared to none during the fourth quarter of 2022. The gains during the fourth quarter of 2023 were primarily due to the Company’s early adoption of ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets, which requires the on-going measurement of crypto assets to fair value.

Adjusted EBITDA improved to $260.4 million in the fourth quarter of 2023 from a loss of $374.0 million in the fourth quarter of 2022. The year-over-year improvement was primarily due to improving profitability as total margin, excluding depreciation and amortization, improved to $81.7 million from a loss of $1.3 million in the year-ago period, combined with the aforementioned $213.6 million gains on digital assets and the absence of impairments recorded in 2022.

Fiscal Year 2023 Production Highlights

	Year-over-year Comparison
Metric	2023	2022	% Δ
BTC Produced	12,852	4,144	210%
Average Bitcoin Produced per Day	35.2	11.4	209%
Share of available miner rewards[1]	3.6%	1.2%	192%
Energized Hash Rate (EH/s)[2]	24.7	7.0	319%
Average Operational Hash Rate (EH/s)[3]	19.4	N/A
Installed Hash Rate (EH/s)[4]	25.2	7.0	260%

Fiscal Year 2023 Financial Results

Net income improved to $261.2 million, or $1.06 per diluted share, during the year ended December 31, 2023, from a net loss of $694.0 million, or $(6.12) per diluted share, in the same period last year. Excluding the impact of the newly adopted FASB fair value accounting rules, ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets, which requires the on-going measurement of crypto assets to fair value, net income would have been approximately $33.0 million, or $0.17 per diluted share, during the year ended December 31, 2023.

Revenues increased 229% to $387.5 million in 2023 from $117.8 million in 2022. The increase in revenue was driven by a 210% increase in bitcoin production year-over-year, coupled with 101% higher average bitcoin prices during the period.

The Company sold 74% of the total bitcoin it produced in 2023 to fund operating costs.

There were no impairments in 2023, compared to total impairments of $572.4 million 2022. Impairments during fiscal year 2022 included a $332.9 million impairment of mining equipment and advances to vendors, a $182.9 million impairment of digital assets, a $1.0 million impairment of patents, and a $55.7 million impairment of deposits due to vendor bankruptcy filing. Fiscal year 2022 results were also impacted by an $85.0 million loss on digital assets held within the investment fund, partially offset by an $83.9 million gain on sale of equipment, both of which were absent in fiscal year 2023.

Gains on digital assets were $331.5 million in 2023, compared to a loss on digital assets of $14.5 million in 2022. The gains in 2023 were primarily due to the Company’s early adoption of ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets, which requires the on-going measurement of crypto assets to fair value and the absence of impairments recorded in 2022.

Adjusted EBITDA improved to $419.9 million in 2023 from a loss of $543.3 million in 2022. The year-over-year improvement was primarily due to improving profitability as total margin, excluding depreciation and amortization, improved to $164.2 million from $45 million in the year-ago period, combined with the aforementioned $331.5 million gains on digital assets and a $82.3 million gain from the extinguishment of debt and the absence of impairments recorded in 2022.

At December 31, 2023, Marathon held $357.3 million unrestricted in cash and cash equivalents on its balance sheet, as well as 15,126 unrestricted bitcoin. The combined balance of unrestricted cash and cash equivalents and bitcoin totaled $997.0 million at December 31, 2023.

Fourth Quarter and Fiscal Year 2023 Earnings Webcast and Conference Call

Marathon Digital Holdings will hold a webcast and conference call today, February 28, at 5:00 p.m. Eastern time to discuss its financial results for the quarter ended December 31, 2023.

To register to participate in the conference call, or to listen to the live audio webcast, please use this link. The webcast will also be broadcast live and available for replay via the investor relations section of the Company’s website.

Earnings Webcast and Conference Call Details

Date: Today, February 28, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Registration link: LINK

If you have any difficulty connecting with the conference call, please contact Marathon’s investor relations team at ir@mara.com.

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Forward-Looking Statements” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this press release relate to the expected timing and achievement of our growth targets, specifically relating to our anticipated hash rate and exahash growth. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect its business, results of operations and financial condition. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described under the heading “Risk Factors” in the reports the Company files with the Securities and Exchange Commission. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements made in this press release relate only to events as of the date of this press release. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

About Marathon Digital Holdings

Marathon is a digital asset technology company that focuses on supporting and securing the Bitcoin ecosystem. The Company is currently in the process of becoming one of the largest and most sustainably powered Bitcoin mining operations in North America.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

LinkedIn: www.linkedin.com/company/marathon-digital-holdings

Facebook: www.facebook.com/MarathonDigitalHoldings

Instagram: @marathondigitalholdings

Marathon Digital Holdings Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

Marathon Digital Holdings Media Contact:

Email: marathon@wachsman.com

MARATHON DIGITAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
Total revenues	$156,768	$28,417	$387,508	$117,753

Costs and expenses
Cost of revenues
Cost of revenues - energy, hosting and other	(75,111)	(29,734)	(223,338)	(72,715)
Cost of revenues - depreciation and amortization	(70,957)	(13,827)	(179,513)	(78,709)
Total cost of revenues	(146,068)	(43,561)	(402,851)	(151,424)
Operating expenses
General and administrative expenses	(39,253)	(18,612)	(95,230)	(56,739)
Gains (losses) on digital assets and digital assets loan receivable	213,616	—	331,484	(14,460)
Legal reserves	—	(1,171)	—	(26,131)
Impairment of deposits due to vendor bankruptcy filing	—	(16,674)	—	(24,661)
Impairment of digital assets	—	(26,391)	—	(182,891)
Impairment of patents	—	—	—	(919)
Impairment of mining equipment and advances to vendors	—	(332,933)	—	(332,933)
Gain on sale of equipment, net of disposals	—	—	—	83,879
Losses on digital assets held within investment fund	—	—	—	(85,017)
Total operating expenses	174,363	(395,781)	236,254	(639,872)
Operating income (loss)	185,063	(410,925)	220,911	(673,543)
Net gain from extinguishment of debt	—	—	82,267	—
Loss on hedged instruments	(17,421)	—	(17,421)	—
Equity in net earnings of unconsolidated affiliate	30	—	(617)	—
Impairment of loan and investment due to vendor bankruptcy filing	—	—	—	(31,013)
Interest expense	(1,214)	(4,667)	(10,350)	(14,981)
Other non-operating income	1,443	663	2,809	1,283
Income (loss) before income taxes	167,901	(414,929)	277,599	(718,254)
Income tax benefit (expense)	(16,075)	23,331	(16,426)	24,232
Net income (loss)	$151,826	$(391,598)	$261,173	$(694,022)
Series A Preferred Stock accretion to redemption value	—	—	(2,121)	—
Net income (loss) attributable to common stockholders	$151,826	$(391,598)	$259,052	$(694,022)

Net income (loss) attributable to common stockholders per common stock - basic	$0.67	$(3.13)	$1.41	$(6.12)
Weighted average common stock outstanding - basic	227,444,786	125,263,133	183,855,570	113,467,837

Net income (loss) attributable to common stockholders per common stock - diluted	$0.66	$(3.13)	$1.06	$(6.12)
Weighted average common stock outstanding - diluted	233,358,831	125,263,133	192,293,276	113,467,837
Supplemental information:
bitcoin (“BTC”) production during the period, in whole BTC	4,242	1,562	12,852	4,144
Average bitcoin per day, in whole BTC	46.1	17.0	35.2	11.4
Total margin (revenues less total cost of revenues)	$10,700	$(15,144)	$(15,343)	$(33,671)
Total margin excluding the impact of depreciation and amortization	81,657	(1,317)	164,170	45,038
General and administrative expenses excluding stock-based compensation	(20,516)	(12,892)	(62,586)	(32,144)
Total impairments due to vendor bankruptcy filing	—	(16,674)	—	(55,674)
Installed Hash Rate (Exahashes per second) - at end of period (1)	25.2	7.0	25.2	7.0
Energized Hash Rate (Exahashes per second) - at end of period (1)	24.7	7.0	24.7	5.9
Average operational Hash Rate (Exahashes per second) (1)	19.4	N/A	19.4	N/A
Share of available miner rewards	4.4%	1.8%	3.6%	1.2%
Number of blocks won	562	236	1,725	621
Transaction fees as a percentage of total	13.4%	1.9%	7.7%	1.3%

Reconciliation to Adjusted EBITDA:
Net income (loss)	$151,826	$(391,598)	$261,173	$(694,022)
Exclude: Interest expense	1,214	4,667	10,350	14,981
Exclude: Income tax expense (benefit)	16,075	(23,331)	16,426	(24,232)
EBIT	169,115	(410,262)	287,949	(703,273)
Exclude: Depreciation and amortization	72,550	13,827	181,590	78,709
EBITDA	241,665	(396,435)	469,539	(624,564)
Exclude: Stock compensation expense	18,737	5,720	32,644	24,595
Exclude: Net gain from extinguishment of debt	—	—	(82,267)	—
Exclude: Total impairments due to vendor bankruptcy filing	—	16,674	—	55,674
Exclude: Impairment of patents	—	—	—	919
Adjusted EBITDA (5)	$260,402	$(374,041)	$419,916	$(543,376)

(5) Non-GAAP Financial Measures In addition to our results determined in accordance with GAAP, the Company also provides adjusted EBITDA and total margin excluding depreciation and amortization, which are non-GAAP measures. The Company provides investors with reconciliations from net loss to adjusted EBITDA and total margin to total margin excluding depreciation and amortization as components of Management’s Discussion and Analysis. The Company defines adjusted EBITDA as (a) GAAP net income (loss) plus (b) adjustments to add back the impacts of (1) depreciation and amortization, (2) interest expense, (3) income tax expense (benefit) and (4) adjustments for non-cash and non-recurring items which currently include (i) stock compensation expense, (ii) impairments of patents and (iii) losses on extinguishment of debt. The Company defines total margin excluding depreciation and amortization as (a) GAAP total margin less (b) depreciation and amortization.

Adjusted EBITDA and total margin excluding depreciation and amortization are not financial measures of performance under GAAP and, as a result, these measures may not be comparable to similarly titled measures of other companies. Non-GAAP financial measures are subject to material limitations as they are not in accordance with, or a substitute for, measurements prepared in accordance with GAAP. These non-GAAP measures are not meant to be considered in isolation and should be read only in conjunction with our Interim Reports on Form 10-Q and our Annual Reports on Form 10-K as filed with the Securities and Exchange Commission. Management uses adjusted EBITDA, total margin excluding depreciation and amortization, and the supplemental information provided herein as a means of understanding, managing, and evaluating business performance and to help inform operating decision making. The Company relies primarily on our condensed consolidated financial statements to understand, manage, and evaluate our financial performance and use the non-GAAP financial measures only supplementally.